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Exhibit 10.16

EMPLOYMENT AGREEMENT

        AGREEMENT, dated April 1, 2002, by and between Wynn Resorts, LLC, a Nevada limited liability company (the "Company"), and Ronald J. Kramer (the "Executive").

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1.    Employment.    The Company shall employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

        2.    Term.    The period of employment of the Executive by the Company under this Agreement (the "Employment Period") shall commence on the date hereof (the "Commencement Date") and shall continue through March 31, 2003. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

        3.    Position and Duties.    During the Employment Period, the Executive shall serve as President of the Company, and shall report solely and directly to Stephen A. Wynn ("Wynn"). The Executive's powers and duties primarily shall be advising Wynn, the Company or any Affiliate (as defined hereinafter) respecting acquisitions, mergers, strategic planning, financial strategies and the placement of debt and/or equity, and such other powers and duties as may be,agreed to between Wynn and the Executive. The Executive shall devote the whole of the Executive's normal and customary working time and best efforts solely to the performance of the Executive's duties under this Agreement. Notwithstanding the above, the Executive shall be !permitted, to the extent such activities do not materially interfere with the performance by the Executive of his duties and responsibilities hereunder, to (i) manage the Executive's personal, financial and legal affairs, (ii) serve on civic and charitable boards or committees, (iii) serve on the board or committees of the entities identified on Exhibit "A" and (iv) perform consulting services, directly or through an affiliate, for the entities identified on Exhibit "B".

        4.    Place of Performance.    The principal place of employment of the Executive shall be at the Company's principal executive offices in Las Vegas, Nevada; provided, however, that the Executive shall not be required to reside in Las Vegas, Nevada, and specifically shall be permitted to reside in New York, New York.

        5.    Compensation and Related Matters.

          (a)  Base Salary.    During the Employment Period, the Company shall pay the Executive a base salary at the rate of $1,000,000 per year (the "Base Salary"). The Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices.

          (b)  Bonus.    In addition to the Base Salary, the Executive shall be paid a bonus or bonuses as follows:

            (i)    not less than $1,250,000 earned upon the completion of the commitment for the financing for the Le Reve Las Vegas project if such financing is committed for during the Employment Period, and payable from the first proceeds received therefrom whenever received; and

            (ii)  a fair and reasonable amount payable at closing arising out of any merger or acquisition transaction and its associated debt or equity financing that is entered into by Wynn, the Company or any Affiliate and respecting which the Executive materially participated in during the Employment Period.

          (c)  Expenses.    The Company promptly shall reimburse the Executive for all reasonable and necessary business expenses upon the presentation of itemized statements of such expenses. Such expenses shall include first class airfare for all air travel, including flying from the Executive's residence in New York to and from Las Vegas. In addition, during the Employment Period, the Executive shall be entitled to, at the sole expense of the Company, the use of an automobile in Las Vegas appropriate to his position.

          (d)  Vacation.    The Executive shall be entitled to 4 weeks of paid vacation, as well as paid holidays and sick days in accordance with the Company's policies.

          (e)  Services Furnished.    During the Employment Period, the Company shall furnish the Executive with office space and secretarial assistance in Las Vegas, and such other facilities and services as are reasonable and necessary for him to perform his duties as President.

          (f)    Welfare, Pension. Incentive Benefit Plans and Perquisites.    During the Employment Period, the Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to the Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

        6.    Termination.    The Executive's employment hereunder may be terminated during the Employment Period under any one of the following circumstances:

          (a)  Death.    The Executive's employment hereunder shall terminate upon his death.

          (b)  Disability.    If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

          (c)  Cause.    The Company shall have the right to terminate the Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment upon:

            (i)    the conviction of the Executive of a felony by a court of competent jurisdiction;

            (ii)  the indictment of the Executive by a state or federal grand jury of competent jurisdiction for embezzlement or misappropriation of the Company's or any Affiliate's funds or for any act of dishonesty or lack of fidelity towards the Company or any Affiliate;

            (iii)  a decree of a court of competent jurisdiction that the Executive is not mentally competent or is unable to handle his own affairs;

            (iv)  the written confession by the Executive of any act of dishonesty towards the Company or any Affiliate, or any embezzlement or misappropriation of the Company's or any Affiliate's funds;

            (v)  the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued to the benefit of the Company or any Affiliate reimbursing the Company or an Affiliate for a loss due the wrongful act or wrongful omission to act of the Executive (the occurrence of which shall cause the Executive to be indebted to the Company for the lesser of either (A) the loss incurred or (B) the sums paid by the Company to the Executive pursuant to this Agreement);

            (vi)  the Executive's breach of any of the restrictive covenants set forth in Sections 10 and 11 of this Agreement;

            (vii) the Executive's failure to timely obtain (if necessary) and thereafter to maintain in force and in good standing any and all licenses, permits and/or approvals required of the Executive by the relevant governmental authorities for the discharge of the obligations of the Executive under this Agreement;

            (viii)the Executive's material violation of any statutory or common law duty of loyalty to the Company, Wynn or any Affiliate; or

            (ix)  willful misconduct that is materially and demonstrably injurious economically to the Company or any Affiliate;

          provided, however, that Executive's disability due to illness or accident or any other mental or physical incapacity shall not constitute "Cause" as defined herein.

For purposes of this Section 6(c), no act, or failure to act, by the Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or Wynn, or any entity in control of, controlled by or under common control with the Company or Wynn ("Affiliate"). The Executive shall have ten (10) days after receipt of a Notice of Termination to remedy the facts and circumstances claimed to provide the basis for termination for Cause.

          (d)  Good Reason.    The Executive may terminate his employment for "Good Reason" within ninety (90) days after the Executive has actual knowledge of the occurrence, without the written consent of the Executive, of one of the following events:

            (i)    (A) any change in the duties or responsibilities of the Executive that is inconsistent in any material and adverse respect with the Executive's position, powers, duties or status with the Company (including any material and adverse diminution of such position, powers, duties or status); or (B) a material and adverse change in the Executive's position, powers, duties and status with the Company.

            (ii)  a reduction in the Executive's Base Salary or the opportunity to earn a bonus pursuant to Section 5(b);

            (iii)  the taking of any action by the Company or any Affiliate which would materially and adversely affect the Executive's participation in or reduce the Executive's benefits under any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan, unless the Executive is permitted to participate in other plans providing the Executive with substantially equivalent benefits at no additional cost;

            (iv)  any purported termination of the Executive's employment for Cause which is not effected pursuant to Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

            (v)  the Company's or any Affiliate's failure to provide in all material respects the indemnification set forth in Section 12; or

            (vi)  any other breach of a provision of this Agreement by the Company or any Affiliate.

For purposes of clauses (i) through (vi) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive shall not constitute Good Reason. The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to mental or physical illness and the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

          (e)  Without Cause.    The Company shall have the right to terminate the Executive's employment hereunder without Cause by providing the Executive with a Notice of Termination, at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

        7.    Termination Procedure.

          (a)  Notice of Termination.    Any termination of the Executive's employment by the Company or by the Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a "Notice of Termination" shall mean a notice given in good faith which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (b)  Date of Termination.    "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date on which it is determined by the Executive or the Company in good faith that the Company or the Executive, as the case may be, has failed to remedy the facts,arid circumstances claimed to provide the basis for termination for Good Reason or for Cause.

        8.    Compensation Upon Termination or During Disability.    In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a)  Termination By Company without Cause or By The Executive for Good Reason.    If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason:

            (i)    within five (5) business days following such termination, the Company shall pay to the Executive:

        (A)
        the unpaid balance of the $1,000,000 Base Salary without any discount or reduction for termination during the Employment Period;

        (B)
        the additional amount of $1,250,000, unless the Executive previously has been paid at least $1,250,000 pursuant to Section 5(b)(i);

        (C)
        the additional amounts, if any, earned and not paid pursuant to Section 5(b)(ii); and

        (D)
        any accrued vacation pay; and

            (ii)  the Company shall maintain in full force and effect, for the, continued benefit of the Executive, his spouse and his dependents for the balance of the Employment Period the medical, hospitalization, dental and life insurance programs in which the Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if the Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide the Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), provided, that, such Continued Benefits shall terminate on the date or dates the Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); and

            (iii)  the Company shall reimburse the Executive pursuant to Section 5(c) for expenses incurred, but not paid prior to such termination of employment; and

            (iv)  the Executive shall not be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any severance or separation agreements, plans or programs of the Company.

          (b)  Termination by Company for Cause or by the Executive without Good Reason.    If the Executive's employment is terminated by the Company for Cause or by the Executive (other than for Good Reason):

            (i)    the Company shall pay the Executive his Base Salary, any bonus pursuant to Section 5(b) earned and not paid, and his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

            (ii)  the Company shall reimburse the Executive pursuant to Section 5(c) for expenses incurred, but not paid prior to such termination of employment; and

            (iii)  the Executive shall not be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any severance or separation agreements, plans or programs of the Company.

          (c)  Disability.    During any period that the Executive fails to perform his duties "hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full Base Salary and, if earned, the bonuses set forth in Section 5(b) until his employment is terminated pursuant to Section 6(b). In the event the Executive's employment is terminated for Disability pursuant to Section 6(b):

            (i)    the Company shall pay to the Executive his Base Salary, any bonus pursuant to Section 5(b) earned and not paid, and accrued vacation pay through the Dale, of Termination, as soon as practicable following the Date of Termination; and

            (ii)  the Company shall reimburse the Executive pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

            (iii)  the Executive shall not be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any severance or separation agreements, plans or programs of the Company.

          (d)  Death.    If the Executive's employment is terminated by his death:

            (i)    the Company shall pay in a lump sum to the Executive's beneficiary, legal representatives or estate, as the case may be, the Executive's Base Salary, any bonus pursuant to Section 5(b) earned and not paid, and accrued vacation pay through the Date of Termination; and

            (ii)  the Company shall reimburse the Executive's beneficiary, legal representatives or estate, as the case may be, pursuant to Section 5(c) for expenses incurred but not paid prior to such termination of employment; and

            (iii)  the Executive's beneficiary, legal representatives or estate, as the case may be, shall not be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any severance or separation agreements, plans or programs of the Company.

          (e)  No Mitigation.    The Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment or, earnings.

        9.    Licensing Requirements.    The Executive acknowledges and agrees that, in order for him to discharge the duties required under this Agreement, he may be required to apply for or hold a license, registration, permit or other approval ("License") issued by one or more gaming regulatory authorities (the "Authorities") pursuant to the provisions of the relevant gaming regulatory statutes and the regulations promulgated thereunder. In the event the Executive fails to apply for and secure, or the Authorities refuse to originally issue or renew the Executive's License, then the Executive, at the Company's sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure the Authorities' approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities' refusal to issue or renew the Executive's License arise as a result of any of the events described in Section 6(c) of this Agreement, then the Company's obligations under this Section 9 shall not be operative and the Executive shall promptly reimburse Company upon demand for any expenses incurred by Company pursuant to this Section 9. The Company and the Executive agree that this Section 9 shall apply in the event the Executive's duties require that the Executive also be licensed by governmental agencies other than the Authorities.

        10.  Confidential Information.

          (a)  Confidential Information.    The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall maintain strict confidentiality of all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by the Executive during the Executive's employment by the Company and which is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company, Wynn or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against, the Executive, Wynn or an Affiliate of the Company (in which case the Executive shall use his reasonable best efforts in cooperating with the Company, Wynn or an Affiliate in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, or confidential information, knowledge or data to anyone other than the Company, Wynn or an Affiliate and those designated by the Company or Wynn on behalf of the Company, an Affiliate or Wynn in the furtherance of its or his business or to perform duties hereunder.

          (b)  Remedies.    The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 10 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

        11.  Restrictive Covenant; No Solicitation.

          (a)  Noncompete.    The Executive hereby covenants and agrees that, during the Employment Period or a period of 1 year after termination of this Agreement by the Executive for other than Good Reason, whichever period is shorter, the Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the gaming or hotel operations of the Company or an Affiliate of the Company, in or about any market in which the Company or Affiliate has or plans gaming or hotel operations. The Executive hereby further covenants and agrees that the restrictive covenant contained in this Section 11 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on the Executive, and is not injurious to the public. Notwithstanding the foregoing, the provisions of this Section 11(a) shall not apply in the event of a termination under Section 8(a).

          (b)  Nonsolicitation.    The Executive hereby further covenants and, agrees that, for the period described in Section 11(a), the Executive shall not directly or indirectly, and the Executive shall not suffer others to, solicit or attempt to solicit for employment any management level employee of the Company or an Affiliate of the Company with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of the Company or Affiliate, in or about any market in which the Company or Affiliate has or plans gaming operations.

          (c)  Remedies.    The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 11 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

        12.  Indemnification.    The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, Wynn or any Affiliate or is or was serving at the request of the Company, Wynn or any Affiliate as a trustee, director, officer, member, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or, agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be a trustee, director, officer, member, employee or agent or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

        13.  Arbitration.    Except as provided for in Sections 10 and 11 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, or a breach thereof, such contest or dispute shall be submitted to binding arbitration for resolution in Las Vegas, Nevada, in accordance with Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own legal fees and expenses relating to such arbitration, regardless of outcome, unless the arbitrator determines that the other party has acted in bad faith.

        14.    Successors; Binding Agreement.

          (a)  Company's Successors.    No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree. to. perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b)  The Executive's Successors.    No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive's interests under this Agreement. The Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

        15.  Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  If to the Executive:

      Ronald J. Kramer
      829 Park Avenue
      New York, NY 10021

      With a copy to:

      Steven M. Pesner
      Akin, Gump, Strauss, Hauer & Feld, L.L.P.

      590 Madison Avenue
      New York, NY 10022

          (b)  If to the Company:

      Stephen A. Wynn
      Wynn Resorts, LLC
      3145 Las Vegas Boulevard South
      Las Vegas, NV 89109

      With a copy to:

      Wynn Resorts, LLC
      3145 Las Vegas Boulevard South
      Las Vegas, NV 89109
      Attn: Legal Department

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        16.  Miscellaneous.    No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties "hereunder of this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its conflicts of law principles.

        17.  Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        18.  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        19.  Entire Agreement.    Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

        20.  Withholding.    All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

        21.  Noncontravention.    The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

        22.  Section Headings.    The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

"COMPANY" Wynn Resorts, LLC By Valvino Lamore, LLC, Its Sole Member
By:	/s/ STEPHEN A. WYNN Stephen A. Wynn Managing Member
"EXECUTIVE"
/s/ RONALD J. KRAMER Ronald J. Kramer

Valvino Lamore, LLC, for good and valuable consideration, hereby guarantees the full and prompt payment of all amounts due or to become due to the Executive pursuant to the Agreement without any right of offset whatsoever, and agrees to be bound by and to comply with all of the terms and conditions of the Agreement, and further agrees to be bound by Section 13 of tie Agreement as if it was the Company.

VALVINO LAMORE, LLC
By:	/s/ STEPHEN A. WYNN Stephen A. Wynn, Managing Member

EXHIBIT "A"

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Griffon Corp.
Lakes Gaming
New Valley Corp.
Utendahl Capital
Corsair Partners
Mt. Sinai Children's Center Foundation

EXHIBIT "B"

TMP Worldwide
Griffon Corp.
Aeroflex Inc.
Dresdner Bank

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  Exhibit 10.16
EMPLOYMENT AGREEMENT
EXHIBIT "A"
EXHIBIT "B"